UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

RLI Corp.

(Exact name of registrant as specified in its charter)

Illinois	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On December 22, 2010, RLI Insurance Company (“RIC”), a wholly-owned subsidiary of RLI Corp., entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Data and Staff Service Co. (“DSSC”), Mr. Donald Sirkin, and Data and Staff Service Co. Employee Stock Ownership Plan, pursuant to which RIC will acquire Contractors Bonding and Insurance Company (“CBIC”) through the acquisition of its parent company, DSSC, by purchasing all of the outstanding capital stock of DSSC.  CBIC is an insurance company specializing in surety bonds and related niche property and casualty insurance products.

Under the Stock Purchase Agreement, RIC has agreed to pay approximately $137.2 million in cash for the DSSC common stock.  The closing of the acquisition is subject to customary closing conditions, including (i) the approval of applicable state insurance regulatory authorities and (ii) termination of the waiting period under the Hart-Scott-Rodino Act. The transaction is expected to close in the first quarter of 2011.  RIC will pay the purchase price with cash on hand.

The Stock Purchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the attached Stock Purchase Agreement.

Item 8.01         Other Events.

On December 22, 2010, RLI Corp. issued a press release announcing the execution of the Stock Purchase Agreement.  A copy of the press release is furnished under this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated as of December 22, 2010, by and among RLI Insurance Company, Data and Staff Service Co., Donald Sirkin and Data and Staff Service Co. Employee Stock Ownership Plan.

99.1	Press Release, dated December 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: December 22, 2010	By:	/s/ Daniel O. Kennedy
Daniel O. Kennedy
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement, dated as of December 22, 2010, by and among RLI Insurance Company, Data and Staff Service Co., Donald Sirkin and Data and Staff Service Co. Employee Stock Ownership Plan.

99.1	Press Release, dated December 22, 2010.